EXHIBIT 99.1

Terra Tech Corp Reports Financial Results for the Second Quarter of 2018

IRVINE, CA – August 9, 2018 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”), a vertically integrated cannabis-focused agriculture company, today announced its second quarter financial results for the period ended June 30, 2018.

“During the second quarter of fiscal 2018 we focused on both growing topline revenues, which reached $8.7 million for the quarter, and investing in building out infrastructure to support our longer term growth strategy,” commented Derek Peterson, Chief Executive Officer of Terra Tech. “In Nevada, we maintain a significant, focused presence which covers both retail and cultivation. On the retail side, our dispensaries reported higher revenues as the adult use market continued to gain momentum. Subsequent to the quarter end, we also commenced cultivation activities at our Sparks, Nevada facility, of which we own 50% in conjunction with NuLeaf, to scale the supply of our wholesale IVXX® premium products.

“In California, we made strides expanding our presence in Santa Ana by securing retail permits for new dispensaries on East Dyer Road and Carnegie Avenue. With plans to apply for cultivation, distribution, and manufacturing permits, we believe these locations have the potential to be significant revenue generators for us. We are also in the process of relocating our Oakland extraction facility to the new facility in San Leandro. While this has impacted IVXX sales in the short term, we are confident this will allow us to increase our production and achieve greater distribution throughout California upon completion of the facility build out, which is expected to occur by the end of the year. By investing in infrastructure, we aim to establish a strong platform to ensure growth in shareholder value,” concluded Mr. Peterson.

Financial Update

•	Total revenues generated for the quarter ended June 30, 2018 were approximately $8.7 million, an increase of 11% from $7.8 million in the same period in 2017. This growth was due to revenue generated by the Company’s dispensaries in Nevada, and sales from its Blüm, Santa Ana dispensary in California, which was acquired in September 2017.

•	Gross margin for the quarter ended June 30, 2018 amounted to approximately 25.3%, compared to approximately 19.2% for the quarter ended June 30, 2017, primarily attributable to the cannabis segment, where the Company generated higher revenues to cover its fixed overhead costs.

•	Selling, general and administrative expenses for the quarter ended June 30, 2018 amounted to approximately $8.0 million, compared to approximately $6.0 million for the quarter ended June 30, 2017.

•	The net loss attributable to Terra Tech for the quarter ended June 30, 2018 was approximately $(11.4 million) or ($0.17) per share compared to a loss of approximately $(0.5 million) or ($0.01) per share for the quarter ended June 30, 2017.

•	The Company had $5.2 million in cash as of June 30, 2018, compared with $5.4 million as of December 31, 2017.

•	Stockholders’ equity for the quarter ended June 30, 2018 amounted to approximately $91.0 million, an increase of approximately $14.2 million compared to approximately $76.8 million as of December 31, 2017.

•	The Company had no short-term debt as of June 30, 2018. Long term debt was $12.8 million as of June 30, 2018, compared with $6.6 million as of December 31, 2017.

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Business Update

California:

•	Oakland: The Company’s Blüm, Oakland dispensary continued to focus on the adult use market, however sales were negatively impacted by higher California state excise tax rates. To prepare for a ramp in demand as a result of the legalization of adult-use cannabis, Terra Tech continued constructing a 13,000 square foot cultivation facility in Hegenberger, Oakland which has the capacity to produce up to one metric ton, or 2,000 pounds, of cannabis per year. The facility is expected to be fully operational in the third quarter of 2018.

•	San Leandro: The Company continued construction of a Blüm dispensary and extraction facility, both of which are expected to open in the second half of 2018.

•	Santa Ana: In July, the Company received regulatory approval from the City of Santa Ana to acquire the cannabis retail permit associated with the dispensary for no additional consideration. Additionally, the Company was granted two permits by the City of Santa Ana to operate retail dispensaries on East Dyer Road and Carnegie Avenue in Santa Ana, California. Terra Tech plans to apply for cultivation, manufacturing and distribution permits at both locations.

Also in July, the Company secured a 25% ownership in The Healing Tree Collective, Inc., a California based permitted dispensary.

Nevada:

•	The Company’s four Blüm dispensaries in Nevada continued to ramp sales to the adult-use market.

•	Following approval from the State of Nevada, the Company commenced cannabis cultivation at its new Sparks facility in July, which was built out in the first quarter of 2018 in conjunction with NuLeaf Sparks.

•	The Company received final State of Nevada approvals to begin production at its 15,000 square foot cannabis extraction facility in Reno, NV, in July, which was also constructed in conjunction with NuLeaf.

•	In July, the Company agreed to sell 100% of the assets of its cannabis dispensary located at 1921 Western Avenue in Las Vegas, to Exhale Brands Nevada, for a total consideration of $6,250,000. This did not impact the Company’s results for the quarter ended June 30, 2018. The transaction is expected to close upon receipt of all state and local jurisdictional approvals.

Conference Call

The company will also host a conference call today, Thursday, August 9, 2018 at 4:30 PM Eastern Time.

Dial-In Number:             1-857-232-0157

Access Code:                   422095

Derek Peterson, Chairman and CEO of Terra Tech Corp., will be answering shareholder questions at the end of the call. Should you have questions during or prior to the conference call please send an email to TRTC@kcsa.com with ‘TRTC Question’ in the subject line. Mr. Peterson will answer as many questions as time will allow.

For those unable to participate in the live conference call, a replay will be available at http://smallcapvoice.com/blog/trtc/. An archived version of the webcast will also be available on the investor relations section of the company's website.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada and California. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Ahold, Aldi, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/
For more information about IVXX visit: http://ivxx.com/
For more information about Blüm Nevada visit: http://letsblum.com
For more information about Blüm Oakland visit: http://blumoak.com/
Visit us on Facebook @ http://www.facebook.com/terratechcorp/timeline
Follow us on Twitter @terratechcorp
For more information about Edible Garden visit: http://www.ediblegarden.com/
Visit Edible Garden on Facebook @ http://www.facebook.com/ediblefarms?fref=ts
Visit IVXX on Facebook @ http://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) ability to integrate GrowOp Technology Ltd. into its operations as a reporting issuer with the Securities and Exchange Commission, and (vi) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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TERRA TECH CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Total Revenues	$8,718,177	$7,842,873	$17,333,543	$14,667,329
Cost of Goods Sold	6,509,754	6,336,500	13,477,680	12,801,893

Gross Profit	2,208,423	1,506,373	3,855,863	1,865,436

Selling, General and Administrative Expenses	8,002,370	6,029,287	16,424,918	12,415,587

Loss from Operations	(5,793,947)	(4,522,914)	(12,569,055)	(10,550,151)

Other Income (Expense):
Amortization of Debt Discount	(417,363)	(515,654)	(885,680)	(1,126,270)
Loss on Extinguishment of Debt	(3,127,477)	(1,639,137)	(7,858,723)	(2,678,595)
Gain (Loss) on Fair Market Valuation of Derivatives	(1,653,000)	987,200	628,000	2,597,950
Interest Expense, Net	(331,379)	(130,510)	(591,000)	(288,343)
Loss on Fair Market Valuation of Contingent Consideration	-	(77,286)	-	(4,426,047)
Gain on Settlement of Contingent Consideration	-	4,991,571	-	4,991,571

Total Other Income (Expense)	(5,529,219)	3,616,184	(8,707,403)	(929,734)

Net Loss	(11,323,166)	(906,730)	(21,276,458)	(11,479,885)
Net Income (Loss) Attributable to Non-Controlling Interest	104,837	(452,961)	183,465	(914,128)

NET LOSS ATTRIBUTABLE TO TERRA TECH CORP.	$(11,428,003)	$(453,769)	$(21,459,923)	$(10,565,757)

Net Loss Per Common Share Attributable to Terra Tech Corp. Common Stockholders – Basic and Diluted	$(0.17)	$(0.01)	$(0.32)	$(0.28)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted	68,734,997	38,873,092	66,734,450	38,349,946

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TERRA TECH CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS

Current Assets:
Cash	$5,153,608	$5,445,582
Accounts Receivable	1,210,446	959,698
Notes Receivable	6,158,731	5,010,143
Inventory	3,840,773	5,760,019
Assets Held for Sale	904,352	-
Prepaid Expenses and Other Current Assets	1,086,989	1,067,689

Total Current Assets	18,354,899	18,243,131

Property, Equipment and Leasehold Improvements, Net	34,940,408	19,191,616
Intangible Assets, Net	26,696,348	27,773,110
Goodwill	28,921,260	28,921,260
Other Assets	878,098	4,058,682

TOTAL ASSETS	$109,791,013	$98,187,799

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Current Liabilities:
Accounts Payable and Accrued Expenses	$4,076,973	$5,444,710
Derivative Liabilities	1,891,400	9,331,400

Total Current Liabilities	5,968,373	14,776,110

Long-Term Liabilities:
Long-Term Debt, Net of Discounts	12,811,403	6,609,398

Total Long-Term Liabilities	12,811,403	6,609,398

Total Liabilities	18,779,776	21,385,508

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred Stock, Convertible Series A, Par Value 0.001:	-	-
100 Shares Authorized as of June 30, 2018 and December 31, 2017; 8 Shares Issued and Outstanding as of June 30, 2018 and December 31, 2017
Preferred Stock, Convertible Series B, Par Value 0.001:	-	-
49,999,900 Shares Authorized as of June 30, 2018 and December 31, 2017; 0 Shares Issued and Outstanding as of June 30, 2018 and December 31, 2017
Common Stock, Par Value 0.001:	70,853	61,819
990,000,000 Shares Authorized as of June 30, 2018 and December 31, 2017; 70,852,978 and 61,818,560 Shares Issued and Outstanding as of June 30, 2018 and December 31, 2017, respectively
Additional Paid-In Capital	216,839,872	181,357,715
Accumulated Deficit	(127,008,525)	(105,548,602)

Total Terra Tech Corp. Stockholders’ Equity	89,902,200	75,870,932
Non-Controlling Interest	1,109,037	931,359

Total Stockholders’ Equity	91,011,237	76,802,291

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$109,791,013	$98,187,799

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